As filed with the Securities and Exchange Commission on May 10, 2022

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Primoris Services Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-4743916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2300 N. Field Street, Suite 1900 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

2022 Primoris Services Corporation Employee Stock Purchase Plan

(Full Title of the Plan)

John M. Perisich

Executive Vice President, Chief Legal Officer and Secretary

Primoris Services Corporation

2300 N. Field Street, Suite 1900

Dallas, Texas 75201

(Name and Address of Agent For Service)

(214) 740-5600

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)           The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)           The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, as the description therein has been updated and superseded by the description of the registrant’s capital stock contained in Exhibit 4.2 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on March 1, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and Primoris’ Fifth Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated Bylaws (“Bylaws”).

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Our Bylaws provide, in effect, that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL, subject to certain limited exceptions.

Section 102(b)(7) of the DGCL provides, generally, that our certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Our Certificate provides that the personal liability of directors is so eliminated. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then our Certificate provides that the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Our Certificate also provides that any repeal or modification of this provision in our Certificate shall not adversely affect any right or protection of a director with respect to any act or omission occurring prior to such repeal or modification.

Our Bylaws permit us to purchase and maintain insurance on behalf of any director, officer, employee or agent of Primoris or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Primoris would have the power to indemnify such person against such expense, liability or loss under the applicable provisions of the DGCL. We have purchased directors’ and officers’ liability insurance policies insuring such persons, subject to the limits of the policies, against certain losses arising from claims made against them by reason of being or having been directors or officers of Primoris.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Fifth Amended and Restated Certificate of Incorporation of Primoris Services Corporation, dated May 4, 2018 (incorporated herein by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q, as filed with the SEC on November 11, 2018)

4.2	Amended and Restated Bylaws of Primoris Services Corporation, as amended December 15, 2021 (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, as filed with the SEC on December 21, 2021)

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of Moss Adams LLP, independent registered public accounting firm

24	Power of attorney (included on the signature pages of this registration statement)

99.1	2022 Primoris Services Corporation Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, as filed with the SEC on May 9, 2022)

107	Filing Fee Table

Item 9.	Undertakings.

1.            The undersigned registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on this 10th day of May, 2022.

PRIMORIS SERVICES CORPORATION

By:	/s/ John M. Perisich
John M. Perisich
Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Primoris Services Corporation, hereby severally constitute and appoint Thomas E. McCormick, Kenneth M. Dodgen and John M. Perisich, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Primoris Services Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas E. McCormick	President, Chief Executive Officer and Director	May 10, 2022
Thomas E. McCormick	(Principal Executive Officer)

/s/ Kenneth M. Dodgen	Executive Vice President, Chief Financial Officer	May 10, 2022
Kenneth M. Dodgen	(Principal Financial Officer)

/s/ Travis L. Stricker	Senior Vice President, Chief Accounting Officer	May 10, 2022
Travis L. Stricker	(Principal Accounting Officer)

/s/ David L. King	Chairman of the Board of Directors	May 10, 2022
David L. King

/s/ Michael E. Ching	Director	May 10, 2022
Michael E. Ching

/s/ Stephen C. Cook	Director	May 10, 2022
Stephen C. Cook

/s/ Carla S. Mashinski	Director	May 10, 2022
Carla S. Mashinski

/s/ Terry D. McCallister	Director	May 10, 2022
Terry D. McCallister

/s/ Jose R. Rodriguez	Director	May 10, 2022
Jose R. Rodriguez

/s/ John P. Schauerman	Director	May 10, 2022
John P. Schauerman

/s/ Patricia K. Wagner	Director	May 10, 2022
Patricia K. Wagner